Exhibit 99.3 - Joint Filers’ Signatures

Brookfield US Corporation

By: /s/ Karen Ayre	Date: January 27 , 2011
Name: Karen Ayre
Title: Vice President

Brascan Asset Management Holdings Ltd.

By: /s/ Aleks Novakovic	Date: January 27 , 2011
Name: Aleks Novakovic
Title: Vice President